Exhibit 99.1

News Release

Contact:	Paul Gennaro
SVP & Chief Communications Officer
212.973.3167
paul.gennaro@aecom.com

For immediate release

NR 09-0502

AECOM reports 29% growth in revenue, backlog of $9.2 billion for second quarter of fiscal year 2009

•                  Second-quarter diluted earnings per share from continuing operations of 40 cents, up 14% from the same period last year.

•                  Net income from continuing operations for second quarter increased 20% year over year to $43 million.

•                  Operating income for second quarter increased 20% year over year to $71 million.

•                  Revenue, net of other direct costs, for the second quarter increased 29% year over year to $1.0 billion.

•                  Revenue for second quarter increased 29% year over year to $1.5 billion.

•                  Backlog at March 31, 2009, increased 30% year over year to $9.2 billion.

LOS ANGELES (May 7, 2009) — AECOM Technology Corporation (NYSE: ACM), a leading provider of professional technical and management support services for government and commercial clients around the world, announced today its financial results for the second quarter of fiscal year 2009, which ended March 31, 2009.

AECOM reported net income from continuing operations of $43 million for the second quarter, or diluted earnings per share (EPS) of 40 cents.  These results represent an increase of 20% over net income from continuing operations of $36 million — and an increase of 14% over diluted EPS of 35 cents — for the same period last year.  The net income amount does not include $0.4 million of earnings from discontinued operations associated with non-strategic assets acquired as part of the 2008 Earth Tech transaction, which AECOM intends to divest. Operating income for the second quarter increased 20% year over year to $71 million.  For the first six months of fiscal year 2009, AECOM reported net income from continuing operations of $84 million and operating income of $140 million, an increase of 28% and 36%, respectively, compared to the same period last year.

 —more—

Second-quarter revenue increased to $1.5 billion, 29% higher than the second quarter of fiscal year 2008. AECOM’s gross revenue includes a significant amount of pass-through costs and, therefore, the company believes revenue, net of other direct costs, which is a non-GAAP measure, also provides a valuable perspective on its business results.

AECOM’s second quarter revenue, net of other direct costs, increased 29% compared to the same period last year, to $1.0 billion.  For the first six months of fiscal 2009, AECOM reported revenue of $3.0 billion and revenue, net of other direct costs of $1.9 billion, an increase of 32% and 30%, respectively, compared to the same period last year.

“The strength of AECOM’s diversified global business model is reflected in our solid second-quarter results,” said John M. Dionisio, AECOM president and chief executive officer.  “Overall, we saw continued strength across our end markets.  Our ability to expand client relationships and collaborate across our operations around the globe contributed to the continued growth of our business.

“During the second quarter, we won a number of significant projects,” said Dionisio. “Mega projects such as Crossrail in the United Kingdom, the largest civil infrastructure project in Europe; the New Central Wan Chai Bypass in Hong Kong; and two California High-Speed Rail projects highlighted a quarter that also included key wins in India, the Middle East and Bangladesh.”

Business Segments

In addition to providing consolidated financial results, AECOM reports separate financial information for its two segments: Professional Technical Services (PTS) and Management Support Services (MSS).

Professional Technical Services

The PTS segment delivers planning, consulting, architecture and engineering design, and program and construction management services to institutional, commercial and government clients worldwide.

For the second quarter of fiscal year 2009, the PTS segment reported revenue of $1.2 billion and operating income of $79 million, compared to revenue of $1.0 billion and operating income of $61 million for the same period during fiscal year 2008.  This represents a 30% increase in revenue and a 31% increase in operating income year over year.  PTS revenue, net of other direct costs, increased 27% year over year to $899 million.

Management Support Services

The MSS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems integration services, primarily for agencies of the U.S. government.

For the second quarter of fiscal year 2009, the MSS segment reported revenue of $258 million and operating income of $15 million, compared to revenue of $209 million and operating income of $14 million for the same period during fiscal year 2008.  This represents a 24% increase in revenue and an 8% increase in operating income year over year.  MSS revenue, net of other direct costs, increased 67% year over year to $67 million.

Backlog

AECOM announced backlog totaling $9.2 billion at March 31, 2009, a 30% increase year over year.

“During the second quarter, we continued to effectively execute our growth strategy across our end markets and geographies,” said Michael S. Burke, AECOM executive vice president and chief financial officer.  “Continued positive trends in margin improvement, where we saw a 24-basis-point improvement, and backlog growth, where we achieved a $2.1 billion increase in our year-over-year backlog, point to AECOM’s continued solid momentum in our global end markets.”

Outlook

Based on its results through the second quarter of the fiscal year, as well as its backlog, AECOM has reaffirmed its EPS outlook for fiscal year 2009 of $1.60 to $1.70. “Looking ahead, we believe that AECOM will continue to see growth and is well positioned to benefit from continued spending on infrastructure projects around the globe,” said Burke. “As such, we feel confident that our results will be in the upper half of the range.”

AECOM is hosting a conference call today at 11 a.m. EDT, during which management will make a brief presentation focusing on the company’s results, strategies and operating trends.  Interested parties can listen to the conference call and view accompanying slides via webcast at www.aecom.com.  The webcast will be available for replay following the call. Those wishing to dial in to the call via telephone can do so at (877) 941-2332 or (480) 629-9722.

About AECOM

AECOM (NYSE: ACM) is a global provider of professional technical and management support services to a broad range of markets, including transportation, facilities, environmental and energy.  With 43,000 employees around the world, AECOM is a leader in all of the key markets that it serves.  AECOM provides a blend of global reach, local knowledge, innovation, and technical excellence in delivering solutions that enhance and sustain the world’s built, natural, and social environments.  A Fortune 500 company, AECOM serves clients in more than 100 countries and had revenue of $5.9 billion during the 12-month period ended March 31, 2009.  More information on AECOM and its services can be found at www.aecom.com.

Forward-Looking Statements: All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings or other financial items; any statements of the plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance.  Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in forward-looking statements include: uncertainties related to funding, audits, modifications and termination of long-term government contracts; losses under fixed-price contracts; limited control over operations run through our joint venture entities; misconduct by our employees or consultants or our failure to comply with laws or regulations; failure to successfully execute our acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog.  Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in our reports filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

AECOM TECHNOLOGY CORPORATION

Reportable Segments

(in thousands)

	Professional Technical Services	Management Support Services	Corporate	Total
Three Months Ended March 31, 2009
Revenue	$1,240,355	$258,403	$—	$1,498,758
Other direct costs	341,299	191,597	—	532,896
Revenue, net of other direct costs	899,056	66,806	—	965,862
Cost of revenue, net of other direct costs	823,067	53,161	—	876,228
Gross profit	75,989	13,645	—	89,634
Gross profit as a % of revenue	6.1%	5.3%	—	6.0%
Gross profit as a % of revenue, net of other direct costs	8.5%	20.4%	—	9.3%
Equity in earnings of joint ventures	3,408	1,495	—	4,903
General and administrative expenses	—	—	23,930	23,930
Operating income	79,397	15,140	(23,930)	70,607

Three Months Ended March 31, 2008
Revenue	$955,067	$209,054	$—	$1,164,121
Other direct costs	244,436	168,933	—	413,369
Revenue, net of other direct costs	710,631	40,121	—	750,752
Cost of revenue, net of other direct costs	652,554	27,465	—	680,019
Gross profit	58,077	12,656	—	70,733
Gross profit as a % of revenue	6.1%	6.1%	—	6.1%
Gross profit as a % of revenue, net of other direct costs	8.2%	31.5%	—	9.4%
Equity in earnings of joint ventures	2,676	1,332	—	4,008
General and administrative expenses	—	—	15,782	15,782
Operating income	60,753	13,988	(15,782)	58,959

Six Months Ended March 31, 2009
Revenue	$2,471,681	$481,205	$—	$2,952,886
Other direct costs	726,335	371,199	—	1,097,534
Revenue, net of other direct costs	1,745,346	110,006	—	1,855,352
Cost of revenue, net of other direct costs	1,595,430	89,081	—	1,684,511
Gross profit	149,916	20,925	—	170,841
Gross profit as a % of revenue	6.1%	4.3%	—	5.8%
Gross profit as a % of revenue, net of other direct costs	8.6%	19.0%	—	9.2%
Equity in earnings of joint ventures	6,385	4,254	—	10,639
General and administrative expenses	—	—	41,176	41,176
Operating income	156,301	25,179	(41,176)	140,304

Segment assets	3,270,739	210,076	78,684	3,559,499
Contracted backlog	4,636,573	550,415	—	5,186,988
Awarded backlog	3,856,568	177,070	—	4,033,638

Six Months Ended March 31, 2008
Revenue	$1,848,508	$395,863	$—	$2,244,371
Other direct costs	489,352	328,681	—	818,033
Revenue, net of other direct costs	1,359,156	67,182	—	1,426,338
Cost of revenue, net of other direct costs	1,248,716	52,912	—	1,301,628
Gross profit	110,440	14,270	—	124,710
Gross profit as a % of revenue	6.0%	3.6%	—	5.6%
Gross profit as a % of revenue, net of other direct costs	8.1%	21.2%	—	8.7%
Equity in earnings of joint ventures	3,708	3,142	—	6,850
General and administrative expenses	—	—	28,069	28,069
Operating income	114,148	17,412	(28,069)	103,491

Contracted backlog	3,250,817	587,940	—	3,838,757
Awarded backlog	2,650,969	587,599	—	3,238,568

AECOM Technology Corporation

Condensed Consolidated Statement of Income

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31, 2009	March 31, 2008	March 31, 2009	March 31, 2008

Revenue	$1,498,758	$1,164,121	$2,952,886	$2,244,371
Other direct costs	532,896	413,369	1,097,534	818,033
Revenue, net of other direct costs	965,862	750,752	1,855,352	1,426,338
Cost of revenue, net of other direct costs	876,228	680,019	1,684,511	1,301,628
Gross profit	89,634	70,733	170,841	124,710

Equity in earnings of joint ventures	4,903	4,008	10,639	6,850
General and administrative expenses	23,930	15,782	41,176	28,069
Income from operations	70,607	58,959	140,304	103,491

Minority interest in share of earnings	5,732	4,798	9,178	6,077
Other income (expense)	(1,419)	(813)	(6,207)	(1,628)
Interest income (expense), net	(2,019)	2,061	(5,617)	4,309
Income from continuing operations before income tax expense	61,437	55,409	119,302	100,095

Income tax expense	18,431	19,580	35,791	34,773

Income from continuing operations	43,006	35,829	83,511	65,322

Discontinued operations, net of tax	392	—	792	—

Net income	$43,398	$35,829	$84,303	$65,322

Net income allocation:
Preferred stock dividend	$35	$39	$71	$95
Net income available for common stockholders	43,363	35,790	84,232	65,227
Net income	$43,398	$35,829	$84,303	$65,322

Net income per share:
Basic
Continuing operations	$0.40	$0.36	$0.79	$0.65
Discontinued operations	0.01	—	0.01	—
	$0.41	$0.36	$0.80	$0.65

Diluted
Continuing operations	$0.40	$0.35	$0.78	$0.63
Discontinued operations	—	—	0.01	—
	$0.40	$0.35	$0.79	$0.63

Weighted average shares outstanding:
Basic	106,465	100,571	105,497	100,108
Diluted	108,148	103,454	107,384	103,240

AECOM Technology Corporation

Balance Sheet and Cash Flow Information

(in thousands)

	March 31, 2009	September 30, 2008
Balance Sheet Information:
Cash and cash equivalents	$241,201	$194,522
Working capital	689,202	631,171
Working capital, net of cash and cash equivalents	448,001	436,649
Total debt	290,423	398,009
Total assets	3,559,499	3,596,190
Total stockholders’ equity	1,551,465	1,422,993

	Six Months Ended
	March 31, 2009	March 31, 2008
Cash Flow Information:
Net cash provided by operating activities	$11,776	$3,267

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